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Velocity Financial, Inc. Announces Nonperforming Loan Sale
and New Servicing Partnership

Westlake Village, CA – December 16, 2025 – Velocity Financial, Inc. (NYSE:VEL) (“Velocity” or “Company”), a leader in investor real estate loans, announces an agreement to sell
$133.2 million in UPB of non-performing loans at a significant premium to the current mark on our balance sheet.

In connection with this transaction, the company is entering its first-ever “Third Party Servicing” mandate to manage those same loans for the buyer, creating a durable, capital-light, fee-based revenue stream.

“This opportunistic transaction reflects our continued efforts to optimize our earning asset base to benefit stakeholders across our capital structure,” said Jeff Taylor, EVP of Capital Markets. “Our new servicing partnership enables us to maximize profitability and releases capital to drive continued portfolio growth and enhanced return on equity. This transaction further reflects the market’s appreciation for our outstanding origination and asset management capabilities and the inherent value of the assets we create across our platform.”

The transaction is expected to close prior to year-end.

About Velocity Financial, Inc.

Based in Westlake Village, California, Velocity is a vertically integrated real estate finance company that primarily originates and manages business purpose loans secured by 1-4 unit residential rental and small commercial properties. Velocity originates loans nationwide across an extensive network of independent mortgage brokers built and refined over 21 years. For additional information, please visit the Company’s investor relations website at www.velfinance.com.